Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 97 to Registration Statement No. 002-84776 on Form N-1A of our report dated December 13, 2010, relating to the financial statements and financial highlights for Fidelity Advisor Value Fund; and of our reports dated December 17, 2010, for Fidelity Advisor Floating Rate High Income Fund, Fidelity Advisor High Income Advantage Fund, and Fidelity Advisor High Income Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended October 31, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 27, 2010